Exhibit 3.1

State of North Carolina

Department of the Secretary of State

ARTICLES OF RESTATEMENT OF

POKERTEK, INC.

The undersigned corporation hereby submits these Articles of Restatement for the purpose of integrating into one document its original articles of incorporation and all amendments thereto and also for the purpose of amending its articles of incorporation:

1.	The name of the corporation is: POKERTEK, INC.

2.	Attached hereto as Exhibit A are Restated Articles of Incorporation, which contain amendments to the Articles of Incorporation requiring shareholder approval.

3.	The Restated Articles of Incorporation of the corporation were adopted by its shareholders on the 29th day of July, 2005, in the manner prescribed by Chapter 55 of the North Carolina General Statutes.

This the 29th day of July, 2005.

POKERTEK, INC.

/s/ Gehrig White
Gehrig White, Chief Executive Officer

State of North Carolina

Department of the Secretary of State

RESTATED ARTICLES OF INCORPORATION

OF

POKERTEK, INC.

Pursuant to Section 55-10-07 of the North Carolina General Statutes, PokerTek, Inc. (the “Corporation”) hereby submits the following for the purpose of amending and restating its articles of incorporation.

1.	The name of the Corporation is PokerTek, Inc.

2.	Capitalization.

a.	Authorized Shares. The number of shares of stock that the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, no par value (the “Common Stock”) and (ii) 5,000,000 shares of one or more classes of preferred stock, no par value, to be established by the Board of Directors of the Corporation as provided herein (the “Preferred Stock”) or one or more series within a class so established.

b.	Preferred Stock. The Board of Directors is expressly authorized to establish one or more classes of Preferred Stock or one or more series within a class of Preferred Stock by fixing and determining the preferences, limitations and relative rights, including dividend, liquidation, conversion, voting, redemption and other rights, preferences and limitations of the class or series of shares so established, as shall be stated and expressed in the resolution establishing such class or series and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority so to do that is hereby expressly vested in it including, without limiting the generality of the foregoing, the following:

i.	the designation of such class or series;

ii.	the dividend rate, if any, thereof, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation or series within a class, and whether such dividends shall be cumulative or noncumulative;

iii.	whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

iv.	the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of such class or series;

v.	providing that the shares of such class or series may be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation and the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

vi.	the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote as a class, series or otherwise with respect to the election of directors or otherwise;

vii.	the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

viii.	the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than in the case of involuntary dissolution; and

ix.	any other preferences, limitations or relative rights of shares of such class or series consistent with this Article 2 and applicable law.

3.	The address of the registered office of the Corporation in the State of North Carolina is 1020 Crews Road, Suite J, Matthews, North Carolina County, North Carolina 28106, and the name of its registered agent at such address is Gehrig H. White.

4.	To the fullest extent permitted by applicable law, no person who is serving or has served as a director of the Corporation shall have any personal liability arising out of any action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as director. This Article 4 shall not impair any right to indemnity from the Corporation that any director may now or hereafter have. Any repeal or modification of this Article 4 shall be prospective only and shall not adversely affect any limitation hereunder on the personal liability of a director with respect to modification.

5.	The following provisions shall govern certain business combinations involving the Corporation. Capitalized terms used in this Article 5 and not otherwise defined in these Articles of Incorporation shall have the meanings ascribed to them in paragraph 5(d) hereof.

a.

Any Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of these Articles of Incorporation if the Business Combination shall have been approved by at least a majority of the Continuing Directors and, if deemed advisable by a majority of the Continuing Directors, the Board of Directors shall have obtained an opinion of a reputable investment banking firm to the effect that the financial terms of such Business

Combination are fair from a financial point of view to the holders of Voting Shares (other than the Interested Shareholder).

b.	If the provisions of paragraph 5(a) have not been satisfied, any Business Combination shall require the affirmative vote, in person or by proxy, at any meeting called as provided in the Bylaws, of the holders of at least 60% in interest of the issued and outstanding Voting Shares of the Corporation held by Persons other than any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.)

c.	The provisions of paragraphs 5(a) and 5(b) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of these Articles of Incorporation, if such Business Combination constitutes a transaction between the Corporation or any Subsidiary and any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Corporation or its Subsidiaries; provided, however, that this paragraph 5(c) shall not apply to any transaction to which any Affiliate of any Interested Shareholder is a party.

d.	For the purposes of these Articles of Incorporation:

i.	The term “Business Combination” shall mean any transaction that is referred to in any one or more of clauses (A) through (F) of this subparagraph 5(d)(i) and that occurs at any time following the closing of a Public Offering:

A. Any merger, share exchange or consolidation of the Corporation or any Subsidiary with or into (1) any Interested Shareholder or (2) any other entity (whether or not itself an Interested Shareholder) that immediately before is, or immediately after such merger, share exchange or consolidation would be, an Affiliate of an Interested Shareholder;

B. Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary when such assets have an aggregate Fair Market Value of $5,000,000 or more;

C. The issuance or transfer to any Interested Shareholder or any Affiliate of any Interested Shareholder by the Corporation or any Subsidiary (in one transaction or a series of Related transactions) of any equity securities of the Corporation or any Subsidiary where such equity securities have an aggregate Fair Market Value of $5,000,000 or more;

D. The adoption of any plan or proposal or the liquidation or dissolution of the Corporation;

E. Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, share exchange or consolidation of the Corporation with or into any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; or

F. Any agreement, contract or other arrangement providing for any of the transactions described in this definition of “Business Combination.”

ii.	A “Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

iii.	“Interested Shareholder” shall mean any Person (other than the Corporation, any Subsidiary or a trustee holding stock for the benefit of the employees of the Corporation or its Subsidiaries) who or which, along with any Affiliates and Associates of the Interested Shareholder:

A. Is the Beneficial Owner, directly or indirectly, of more than 15% of the Voting Shares of the Corporation or a Subsidiary; or

B. Is an assignee of or has otherwise succeeded to any share of capital stock of the Corporation or a Subsidiary that was at any time within two years prior thereto beneficially owned by any Interested Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.A Person shall be deemed an Interested Shareholder for the purpose of this definition if such Person is an Interested Shareholder as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, as of the date any definitive agreement relating to a Business Combination is entered into or amended so as to make it less favorable to the Corporation or its shareholders other than the Interested Shareholder, or immediately prior to the consummation of any such Business Combination.

iv.	A Person shall be the “Beneficial Owner” of any Voting Shares:

A. As to which such Person or any of its Affiliates and Associates, pursuant to any Agreement, arrangement or understanding, or otherwise, has or shares, directly or indirectly, voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, or both;

B. That such Person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

C. That are beneficially owned, directly or indirectly, by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.

v.	“Voting Shares” when used with respect to the Corporation or a Subsidiary shall mean shares of such entity having power to vote on the election of directors. For the purpose of determining whether a Person is an Interested Shareholder pursuant to subparagraph 5(d)(iii), the outstanding Voting Shares shall include shares deemed owned by a Beneficial Owner through application of subparagraph 5(d)(iv) but shall not include any other Voting Shares that may be issuable to any other Person pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

vi.	“Affiliate” and “Associate” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, with the term “registrant” as used in said Rule 12b-2 meaning the Corporation.

vii.	“Subsidiary” shall mean any entity of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1997) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph 5(d)(iii), the term “Subsidiary” shall mean only an entity of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

viii.	“Continuing Director” shall mean an individual who was a member of the Board of Directors of the Corporation on the date a Person became an Interested Shareholder; provided, however, that each individual who was a member of the Board of Directors on July 29, 2005 shall be deemed to be a Continuing Director with respect to any Person who was an Interested Shareholder at or prior to July 29, 2005 notwithstanding the fact that he or she may have become a member of the Board of Directors of the Corporation after the date on which such Person became an Interested Shareholder.

ix.	“Fair Market Value” shall mean (A) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange—Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, as quoted in the National Association of Securities Dealers, Inc. Automated Quotations System (National Market System), or, if such stock is not included in such system, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of Continuing Directors.

x.	“Capital Stock” shall mean any Common Stock, Preferred Stock, special stock, or any other class or series of stock of the Corporation.

xi.	“Disqualified Holder” shall mean any Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries, whose holding of shares of Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other Beneficial Holder, may result, in the judgment of the Board of Directors, in (i) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shared authority to manage any gaming operations, or (ii) the failure to obtain or the loss or non-reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock meeting certain criteria.

xii.	“Gaming Authorities” shall mean the National Indian Gaming Commission, the Mississippi Gaming Commission organized pursuant to the Mississippi Gaming Control Act and any successors thereto, or any other tribal or governmental authority regulating any form of gaming that has jurisdiction over the Corporation or its Subsidiaries.

xiii.	“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to paragraph 7(b).

xiv.	“Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Paragraph 7(b)(iv), at least equal to the Fair Market Value of the shares to be redeemed pursuant to Paragraph 7(b) (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

xv.	“Subsidiary” shall mean any company of which a majority of any class of equity security is beneficially owned by the Corporation.

e.	The Continuing Directors, by a majority vote, shall have the power to determine for the purposes of this Article 5 on the basis of information known to them (i) the number of Voting Shares beneficially owned by any Person, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in subparagraph 5(d)(iv), (iv) whether the assets of the Corporation or any Subsidiary have an aggregate fair market value of $5,000,000 or more, (v) whether the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary has an aggregate fair market value of $5,000,000 or more and (vi) such other matters with respect to which a determination is necessary or appropriate under this Article 5.

f.	Nothing contained in this Article 5 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

6.

Except as otherwise provided herein (and in addition to any other vote that may be required by law, these Articles of Incorporation or the Bylaws), following the closing of a Public Offering, the affirmative vote, in person or by proxy, at any meeting called as provided in the Bylaws, of the holders of at least 60% in interest of the Voting Shares of the Corporation issued and outstanding held by Persons other than an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder shall be required to amend, alter or repeal Articles 2, 5, 6, 7 or 8 of these Articles of Incorporation, or to adopt any new provision inconsistent with such provisions of these Articles of Incorporation; provided, however, that if at the time of any such proposed amendment, alteration, repeal or adoption, (a) there shall exist one or more Interested Shareholders and at least a majority of the Continuing Directors approve such proposed amendment, alteration, repeal or adoption, or (b) no such Interested Shareholder exists, and a majority of the members of the Board of Directors approve such proposed amendment, alteration, repeal or adoption, then the affirmative vote, in person or by proxy, at any meeting called as provided in the Bylaws, of the holders of a majority in interest of the issued and outstanding Voting Shares of the Corporation shall be required to approve such amendment, alteration, repeal or adoption. Pursuant to Section 55-10-20(a) of the North Carolina General Statutes, the Board of Directors may adopt, amend or repeal the Bylaws generally, including any Bylaw adopted, amended or repealed by the shareholders of the Corporation.

7.	Obligations of Certain Beneficial Owners; Rights of Redemption.

a.	No Person may become the Beneficial Owner of five percent (5%) or more of any class or series of the Corporations issued and outstanding Capital Stock unless such Person agrees in writing to: (i) provide to the Gaming Authorities information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Person.

b.	Notwithstanding any other provisions of these Articles of Incorporation, but subject to the provisions of any resolution of the Board of Directors creating any series of Preferred Stock or any other class of stock which has a preference over Common Stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board of Directors. The terms and conditions of such redemption shall be as follows:

i.	the redemption price of the shares to be redeemed pursuant to this section B of Article 7 shall be equal to the Fair Market Value of such shares or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

ii.	the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

iii.	if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

iv.	at least thirty (30) days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

v.	from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the Beneficial Owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

vi.	such other terms and conditions as the Board of Directors shall determine.

8.	The provisions of Articles 9 and 9A of Chapter 55 of the North Carolina General Statutes shall not be applicable to the Corporation.

IN WITNESS WHEREOF, these Restated Articles of Incorporation are approved by the shareholders of the Corporation and executed by the Chief Executive Officer and the Secretary of the Corporation, this 29th day of July, 2005, and supersede and replace all Articles of Incorporation previously filed on behalf of the Corporation and all amendments thereto.

/s/ Gehrig White
Gehrig H. White, Chief Executive Officer

/s/ James Crawford
James Crawford, Secretary